Exhibit 99.1

PZENA INVESTMENT MANAGEMENT, INC. REPORTS RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2010

•	Revenues were $20.5 million for the fourth quarter of 2010 and $77.5 million for the full year 2010.

•	Operating income was $10.9 million for the fourth quarter of 2010 and $40.0 million for the full year 2010.

•
GAAP diluted earnings per share was $0.10 for the fourth quarter of 2010 and $0.34 for the full year 2010.  Non-GAAP diluted earnings per share was $0.09 for the fourth quarter of 2010 and $0.33 for the full year 2010.

NEW YORK, NEW YORK, February 8, 2011 – Pzena Investment Management, Inc. (NYSE: PZN) reported the following GAAP and non-GAAP basic and diluted net income and earnings per share for the three and twelve months ended December 31, 2010 (in thousands, except per-share amounts):

	GAAP Basis		Non-GAAP Basis
	For the Three Months Ended December 31,		For the Three Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)

Basic Net Income	$1,135	$633	$880	$719
Basic Earnings Per Share	$0.12	$0.07	$0.09	$0.08

Diluted Net Income	$6,276	$633	$6,021	$5,302
Diluted Earnings Per Share	$0.10	$0.07	$0.09	$0.08

	GAAP Basis		Non-GAAP Basis
	For the Twelve Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)

Basic Net Income	$3,811	$3,369	$3,116	$2,258
Basic Earnings Per Share	$0.41	$0.41	$0.34	$0.27

Diluted Net Income	$22,419	$18,106	$21,724	$16,995
Diluted Earnings Per Share	$0.34	$0.28	$0.33	$0.26

Our results for the periods ended December 31, 2010 and 2009 include adjustments related to our tax receivable agreement and the associated liability to selling and converting shareholders.  Management believes that these accounting adjustments add a measure of non-operational complexity which obscures the underlying performance of the business.  In evaluating the financial condition and results of operations, management also reviews non-GAAP measures of earnings, which exclude these items.  Excluding these adjustments, non-GAAP diluted net income and non-GAAP diluted net income per share were $6.0 million and $0.09, respectively, for the three months ended December 31, 2010, and $5.3 million and $0.08, respectively, for the three months ended December 31, 2009.  Non-GAAP diluted net income and non-GAAP diluted net income per share were $21.7 million and $0.33, respectively, for the year ended December 31, 2010, and $17.0 million and $0.26, respectively, for the year ended December 31, 2009.  GAAP and non-GAAP net income for diluted earnings per share generally assumes all operating company membership units are converted into Company stock at the beginning of the reporting period and the resulting change to Company GAAP and non-GAAP net income associated with its increased interest in the operating company is taxed at the Company's effective tax rate.

Management uses the non-GAAP measures to assess the strength of the underlying operations of the business.  We believe non-GAAP measures provide information to better analyze the Company's operations between periods and over time.  Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Assets Under Management (unaudited)
($ billions)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Institutional Accounts
Beginning of Period Assets	$11.3	$10.0	$10.2	$10.7	$7.4
Inflows	0.5	0.6	0.8	1.8	2.6
Outflows	(0.4)	(0.5)	(0.4)	(1.7)	(2.0)
Net Flows	0.1	0.1	0.4	0.1	0.6
Market Appreciation	1.1	1.2	0.1	1.7	2.7
End of Period Assets	$12.5	$11.3	$10.7	$12.5	$10.7

Retail Accounts
Beginning of Period Assets	$3.0	$3.1	$3.7	$3.6	$3.3
Inflows	0.3	0.3	0.5	1.3	1.4
Outflows	(0.5)	(0.7)	(0.7)	(2.2)	(2.1)
Net Flows	(0.2)	(0.4)	(0.2)	(0.9)	(0.7)
Market Appreciation	0.3	0.3	0.1	0.4	1.0
End of Period Assets	$3.1	$3.0	$3.6	$3.1	$3.6

Total
Beginning of Period Assets	$14.3	$13.1	$13.9	$14.3	$10.7
Inflows	0.8	0.9	1.3	3.1	4.0
Outflows	(0.9)	(1.2)	(1.1)	(3.9)	(4.1)
Net Flows	(0.1)	(0.3)	0.2	(0.8)	(0.1)
Market Appreciation	1.4	1.5	0.2	2.1	3.7
End of Period Assets	$15.6	$14.3	$14.3	$15.6	$14.3

Financial Discussion

Revenue (unaudited)
($ millions)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Institutional Accounts	$17.5	$15.5	$15.2
Retail Accounts	3.0	3.0	3.1
Total	$20.5	$18.5	$18.3

	Twelve Months Ended
	December 31,	December 31,
	2010	2009

Institutional Accounts	$65.2	$51.6
Retail Accounts	12.3	11.4
Total	$77.5	$63.0

Revenues were $20.5 million for the fourth quarter of 2010, increasing 12.0% from $18.3 million for the fourth quarter of 2009, and increasing 10.8% from $18.5 million for the third quarter of 2010.  For the year ended December 31, 2010, revenues were $77.5 million, increasing 23.0% from $63.0 million for the year ended December 31, 2009.

Average assets under management for the fourth quarter of 2010 was $14.8 billion, increasing 6.5% from $13.9 billion for the fourth quarter of 2009, and increasing 8.8% from $13.6 billion for the third quarter of 2010.  Average assets under management for the year ended December 31, 2010 was $14.3 billion, increasing 25.4% from $11.4 billion for the year ended December 31, 2009.

The weighted average fee rate was 0.555% for the fourth quarter of 2010, increasing from 0.526% and 0.544% for the fourth quarter of 2009 and the third quarter of 2010, respectively.  The increase from the fourth quarter of 2009 was primarily due to a shift in asset mix towards our institutional accounts and the expiration of the temporary, voluntary partial fee waiver on the John Hancock Classic Value Fund, which ended in May 2010.  Institutional accounts comprised 80.1% of total assets under management as of December 31, 2010, increasing from 74.8% as of December 31, 2009, and from 79.0% as of September 30, 2010. Performance fee revenue recognized in the fourth quarter of 2010 also contributed slightly to the increase in the aggregate weighted average fee rate relative to that of 2009, which included no such revenues.  The increase in the aggregate weighted average fee rate in the fourth quarter of 2010 compared to that of the third quarter of 2010 was mainly due to the performance fee revenue recognized in the fourth quarter of 2010.  No performance fees were recognized in the third quarter of 2010.  This increase in aggregate weighted average fee rate was also partially a result of the shift in asset mix noted above.

The weighted average fee rate for institutional accounts was 0.596% for the fourth quarter of 2010, increasing from 0.587% for the fourth quarter of 2009, and from 0.589% for the third quarter of 2010.  The year-over-year and third quarter of 2010 to fourth quarter of 2010 increases were primarily due to the performance fee revenues recognized in the fourth quarter of 2010 that were not replicated earlier.

The weighted average fee rate for retail accounts increased to 0.396% for the fourth quarter of 2010, from 0.350% for the fourth quarter of 2009, and from 0.389% for the third quarter of 2010.  The year-over-year increase was due to the expiration of the temporary, voluntary partial fee waiver on the John Hancock Classic Value Fund noted above and the timing of asset flows in our retail accounts.  The increase from the third quarter of 2010 to the fourth quarter of 2010 was due to the timing of asset flows into our retail accounts.

Total operating expenses were $9.6 million in the fourth quarter of 2010, compared to $8.7 million in the fourth quarter of 2009, and $9.2 million in the third quarter of 2010.  Operating expenses for the year ended December 31, 2010 were $37.6 million, an increase of $4.3 million, or 12.9%, from $33.3 million for the year ended December 31, 2009.  The year-over-year increase in operating expenses was primarily due to increases in employee headcount and discretionary bonus accruals.

As of December 31, 2010, employee headcount was 70, up from 67 at December 31, 2009 and down from 71 at September 30, 2010.

Operating margin was 53.2% for the fourth quarter of 2010, compared to 52.7% for the fourth quarter of 2009, and 50.3% for the third quarter of 2010.  For the year ended December 31, 2010, the operating margin was 51.6%, compared to 47.3% for the year ended December 31, 2009.

Other income/(expense) was an expense of $1.4 million for the fourth quarter of 2010, an expense of $0.2 million for the fourth quarter of 2009, and an expense of $1.1 million for the third quarter of 2010.  Other income/(expense) includes the net realized and unrealized gains recognized by the Company on its direct investments in third-party mutual funds, as well as those recognized by the Company’s external investors on their investments in investment partnerships that the Company is required to consolidate.  These realized and unrealized gains associated with the investments of the Company’s outside interests are offset in net income attributable to non-controlling interests.  Fourth quarter 2010 other income/(expense) also included expenses of $1.7 million associated with an increase in the Company’s liability to its selling and converting shareholders resulting from changes in the realizability of its related deferred tax asset.  Such adjustments generated expenses of $0.1 million and $1.7 million in the fourth quarter of 2009 and third quarter of 2010, respectively.  Details of other income/(expense), as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Other Income/(Expense) (unaudited)
($ thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Interest and Dividend Income	$66	$85	$117
Interest Expense	-	-	(254)
Net Realized and Unrealized Gain from Investments	258	544	119
Increase in Liability to Selling and Converting Shareholders¹	(1,679)	(1,725)	(139)
Other Income/(Expense)	(3)	3	2
GAAP Other Expense	(1,358)	(1,093)	(155)
Add back: Increase in Liability to Selling and Converting Shareholders¹	1,679	1,725	139
Add back: Loss (or Subtract: Gain) Attributable to Outside Interests of Investment Partnerships²	(80)	(311)	224
Non-GAAP Other Income, Net of Outside Interests	$241	$321	$208

	Twelve Months Ended
	December 31,	December 31,
	2010	2009

Interest and Dividend Income	$336	$480
Interest Expense	(232)	(1,485)
Net Realized and Unrealized Gain from Investments	395	6,179
Increase in Liability to Selling and Converting Shareholders¹	(3,312)	(3,725)
Other Expense	69	152
GAAP Other Income/(Expense)	(2,744)	1,601
Add back: Increase in Liability to Selling and Converting Shareholders¹	3,312	3,725
Subtract: Gain Attributable to Outside Interests of Investment Partnerships²	(229)	(3,540)
Non-GAAP Other Income, Net of Outside Interests	$339	$1,786

(1)
Reflects the change in the liability to the Company’s selling and converting shareholders associated with the deferred tax asset generated by the Company’s initial public offering and subsequent unit conversions.

(2)	Represents the non-controlling interest allocation of the loss/(income) of the Company’s consolidated investment partnerships to its external investors.

The Company recognized a $0.6 million income tax benefit for the fourth quarter of 2010, a $1.1 million income tax provision for the fourth quarter of 2009, and a $1.1 million income tax benefit for the third quarter of 2010.  Fourth quarter 2010 income taxes included a $1.9 million benefit associated with a reduction to the valuation allowance recorded against the Company’s deferred tax asset related to its tax receivable agreement.  Such adjustments generated an income tax benefit of $0.1 million for the fourth quarter of 2009, and a $2.2 million benefit for the third quarter of 2010.  Details of the income tax provision/(benefit), as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Income Tax Provision/(Benefit) (unaudited)
($ thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Unincorporated Business Tax Provision	$648	$546	$590
Corporate Income Tax Provision	654	565	535
Non-GAAP Income Tax Provision	1,302	1,111	1,125
Change in Valuation Allowance¹	(1,934)	(2,186)	(53)
GAAP Income Tax Provision/(Benefit)	$(632)	$(1,075)	$1,072

	Twelve Months Ended
	December 31,	December 31,
	2010	2009

Unincorporated Business Tax Provision	$2,431	$1,849
Corporate Income Tax Provision	2,317	1,680
Non-GAAP Income Tax Provision	4,748	3,529
Change in Valuation Allowance¹	(4,007)	(4,836)
GAAP Income Tax Provision/(Benefit)	$741	$(1,307)

(1)
Reflects the change in the valuation allowance recorded against the deferred tax asset established as part of the Company’s initial public offering and upon subsequent unit conversions.  This valuation allowance was initially recorded by the Company on September 30, 2008.

Non-controlling interests in the operations of the Company’s operating company and consolidated investment partnerships are comprised of the following:

Non-Controlling Interests (unaudited)
($ thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Operating Company Allocation¹	$8,962	$7,722	$8,019
Outside Interests of Investment Partnerships²	80	311	(224)
GAAP Net Income Attributable to Non-Controlling Interests	$9,042	$8,033	$7,795

	Twelve Months Ended
	December 31,	December 31,
	2010	2009

Operating Company Allocation¹	$32,445	$25,786
Outside Interests of Investment Partnerships²	229	3,540
GAAP Net Income Attributable to Non-Controlling Interests	$32,674	$29,326

(1)	Represents the non-controlling interest allocation of the income of Pzena Investment Management, LLC that is retained by its members.

(2)	Represents the non-controlling interest allocation of the income/(loss) of the Company’s consolidated investment partnerships to its external investors.

On February 1, 2011, the Company’s Board of Directors approved a quarterly dividend of $0.03 per share of its Class A common stock to be declared on February 8, 2011.  The following dates apply to the dividend:

Record date: February 18, 2011

Payment date: March 3, 2011

During the last twelve months, inclusive of the dividend noted above, the Company declared total dividends of $0.27 per share of its Class A common stock. On an annual basis, the Company has targeted a cash dividend payout ratio of approximately 70%-80% of its non-GAAP net income, subject to growth initiatives and other funding needs.

Fourth quarter 2010 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss its fourth quarter 2010 financial results and outlook at 10:00 am. ET, Wednesday, February 9, 2011.  The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of the Company’s website, www.pzena.com.
Teleconference Instructions: To gain access to the conference call via telephone, U.S./Canada callers should dial 877-820-5027; international callers should dial 706-679-9396.  The conference ID number is 40409163.

Replay: The conference call will be available for replay through February 18, 2011, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm.  Founded in 1995, Pzena Investment Management has built a diverse, global client base.  More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,”  “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 12, 2010 and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	As of
	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and Cash Equivalents	$16,381	$15,908
Restricted Cash	1,420	1,407
Advisory Fees Receivable	15,275	13,378
Investments, at Fair Value	3,323	7,951
Prepaid Expenses and Other Assets	1,217	805
Deferred Tax Asset, Net of Valuation Allowance of $59.4 million and $60.3 million, respectively	8,834	6,754
Property and Equipment, Net of Accumulated Depreciation of $2,727 and $2,385, respectively	1,952	2,315
TOTAL ASSETS	$48,402	$48,518

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$3,879	$3,644
Due to Broker	-	731
Senior Subordinated Notes	-	10,000
Liability to Selling and Converting Shareholders	9,287	5,642
Other Liabilities	1,440	1,143
TOTAL LIABILITIES	14,606	21,160

Equity:
Total Pzena Investment Management, Inc.'s Equity	10,572	8,270
Non-Controlling Interests	23,224	19,088
TOTAL EQUITY	33,796	27,358
TOTAL LIABILITIES AND EQUITY	$48,402	$48,518

PZENA INVESTMENT MANAGEMENT, INC.

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except share and per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUE	$20,505	$18,322	$77,525	$63,039

EXPENSES
Compensation and Benefits Expense	7,522	6,736	29,548	24,991
General and Administrative Expenses	2,080	1,931	8,007	8,261
TOTAL OPERATING EXPENSES	9,602	8,667	37,555	33,252
Operating Income	10,903	9,655	39,970	29,787

Total Other Income/(Expense)	(1,358)	(155)	(2,744)	1,601

Income Before Taxes	9,545	9,500	37,226	31,388

Income Tax Benefit/(Provision)	632	(1,072)	(741)	1,307
Consolidated Net Income	10,177	8,428	36,485	32,695

Less: Net Income Attributable to Non-Controlling Interests	9,042	7,795	32,674	29,326

Net Income Attributable to Pzena Investment Management, Inc.	$1,135	$633	$3,811	$3,369

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income for Basic Earnings per Share	$1,135	$633	$3,811	$3,369
Basic Earnings per Share	$0.12	$0.07	$0.41	$0.41
Basic Weighted Average Shares Outstanding	9,367,659	8,633,041	9,186,520	8,217,561

Net Income for Diluted Earnings per Share	$6,276	$633	$22,419	$18,106
Diluted Earnings per Share	$0.10	$0.07	$0.34	$0.28
Diluted Weighted Average Shares Outstanding	65,023,010	8,633,041	64,985,753	64,853,824

PZENA INVESTMENT MANAGEMENT, INC.
UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share amounts)

	Non-GAAP Basis		Non-GAAP Basis
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUE	$20,505	$18,322	$77,525	$63,039

EXPENSES
Compensation and Benefits Expense	7,522	6,736	29,548	24,991
General and Administrative Expenses	2,080	1,931	8,007	8,261
TOTAL OPERATING EXPENSES	9,602	8,667	37,555	33,252
Operating Income	10,903	9,655	39,970	29,787

Total Other Income, Net of Outside Interests	241	208	339	1,786

Income Before Taxes and Operating Company Allocation	11,144	9,863	40,309	31,573

Unincorporated Business Tax Provision	648	590	2,431	1,849
Allocable Income	10,496	9,273	37,878	29,724

Operating Company Allocation	8,962	8,019	32,445	25,786
Income Before Corporate Income Taxes	1,534	1,254	5,433	3,938

Corporate Income Tax Provision	654	535	2,317	1,680
Non-GAAP Net Income	$880	$719	$3,116	$2,258

Tax Receivable Agreement Income/(Expense), Net of Taxes	255	(86)	695	1,111
GAAP Net Income	$1,135	$633	$3,811	$3,369

Earnings Per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:
Net Income for Basic Earnings per Share	$880	$719	$3,116	$2,258
Basic Earnings per Share	$0.09	$0.08	$0.34	$0.27
Basic Weighted Average Shares Outstanding	9,367,659	8,633,041	9,186,520	8,217,561

Net Income for Diluted Earnings per Share	$6,021	$5,302	$21,724	$16,995
Diluted Earnings per Share	$0.09	$0.08	$0.33	$0.26
Diluted Weighted Average Shares Outstanding	65,023,010	65,059,846	64,985,753	64,853,824

CONTACT:
Pzena Investment Management, Inc.
Lawrence Kohn, 212-355-1600
kohn@pzena.com